Exhibit 21

SUBSIDIARIES

The subsidiaries of the Company as of October 29, 2004 are as follows:

Name of Subsidiary	Jurisdiction of Incorporation

Advanced Input Devices, Inc.	Delaware
Memtron Technologies Co.	Delaware
Advanced Input Devices (UK) Ltd.	England
LRE Medical GmbH	Germany
Esterline Input Devices (Shanghai) Ltd.	China

Armtec Defense Products Co.	Delaware
Armtec Countermeasures Co.	Delaware

Auxitrol Technologies S.A.	France
Auxitrol S.A.	France
Auxitrol Co.	Delaware

BVR Technologies Co.	Delaware

Equipment Sales Co.	Connecticut

Fluid Regulators Corporation	Ohio

Hytek Finishes Co.	Delaware

Kirkhill - TA Co.	California

Korry Electronics Co.	Delaware
AVISTA, Incorporated	Wisconsin

Leach International Corporation	Delaware
Guizhou Leach-Tianyi Aviation Electrical Company Ltd.	China
Leach International Mexico S. de R.L. de C.V.	Mexico

Leach International Europe S.A.	France

Mason Electric Co.	Delaware

Muirhead Aerospace Limited	England

Norwich Aero Products Ltd.	New York

Pressure Systems, Inc.	Virginia

Weston Aerospace Ltd.	England

The above list excludes certain subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of October 29, 2004.